Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Neenah Paper, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2014 ANNUAL MEETING
AND
PROXY STATEMENT

April 9, 2014

Dear Stockholder:

        On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Neenah Paper, Inc. to be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Thursday, May 22, 2014 at 10:00 a.m., Eastern Time.

        2013 was another successful year for Neenah and for our stockholders as we continued to execute against our value-adding strategic plan. We achieved solid top and bottom line growth and improved our presence in targeted higher value categories. In addition, we continued to drive performance efficiencies with increased operating margins and return on invested capital. In 2013, we also committed to providing an attractive dividend yield as part of our cash return to stockholders, implementing three dividend increases that have doubled our dividend from $0.48 in 2012 to $0.96 per share today. We are proud of our results and the contributions of Neenah's dedicated employees around the world that have helped to create value and provide attractive returns for our stockholders.

        The formal business to be transacted at the 2014 Annual Meeting includes:

  •
  The election of three Class I directors for a three-year term;

  •
  Approval of an advisory vote on the Company's executive compensation; and

  •
  The ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014.

        At the meeting, we will provide a brief report on our results and strategies. Our directors and executive officers, as well as representatives from Deloitte & Touche LLP, will be in attendance to answer any questions you may have.

        Regardless of whether you choose to attend or not, please either vote electronically using the Internet, vote by telephone, or follow the procedures for requesting written copies of the proxy materials described in the attached Proxy Statement and mark, date, sign and return the proxy card included with those materials at your earliest convenience. This will assure your shares will be represented and voted at the Annual Meeting.

Sincerely,

JOHN P. O'DONNELL President and Chief Executive Officer

Neenah Paper, Inc.

Preston Ridge III
3460 Preston Ridge Road, Suite 600
Alpharetta, Georgia 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2014

        NOTICE HEREBY IS GIVEN that the 2014 Annual Meeting of Stockholders of Neenah Paper, Inc. will be held at the Company's headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Thursday, May 22, 2014 at 10:00 a.m., Eastern time, for the purpose of considering and voting upon:

  1.
  A proposal to elect as Class I directors the three nominees named in the attached Proxy Statement to serve until the 2017 Annual Meeting of Stockholders;

  2.
  A proposal to approve, on an advisory basis, the Company's executive compensation;

  3.
  A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending December 31, 2014; and

  4.
  Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 31, 2014 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

        The Proxy Statement and the 2013 Annual Report to Stockholders are available at www.neenah.com/proxydocs.

By order of the Board of Directors.

STEVEN S. HEINRICHS Senior Vice President, General Counsel and Secretary

Alpharetta, Georgia
April 9, 2014

        PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN VOTE ELECTRONICALLY, BY TELEPHONE, OR REQUEST PRINTED PROXY MATERIALS AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE PROXY CARD INCLUDED WITH THE PROXY MATERIALS IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

PROXY STATEMENT

General Information

        Our Board of Directors is soliciting proxies from our stockholders in connection with Neenah's Annual Meeting of Stockholders. When used in this Proxy Statement, the terms "we," "us," "our," "the Company" and "Neenah" refer to Neenah Paper, Inc. This Proxy Statement and our 2013 Annual Report are first being mailed to stockholders who requested copies, or made available on April 9, 2014.

Questions and Answers about the Annual Meeting and Voting

When and where is the Annual Meeting?

When:	Thursday, May 22, 2014, at 10:00 A.M. Eastern Standard Time
Where:	Company headquarters located at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005

Who is entitled to vote at the Annual Meeting?

        You are entitled to vote at the Annual Meeting if you owned our common stock, par value $0.01 per share, as of the close of business March 31, 2014 (the "Record Date"), with each share entitling its owner to one vote on each matter submitted to the stockholders. On the record date 16,555,591 shares of common stock were outstanding and eligible to be voted at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting.

How do I vote at the Annual Meeting?

        You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you plan to attend the meeting in person you must provide proof of your ownership of our common stock as of the record date, such as an account statement, and a form of personal identification for admission to the meeting. If you hold your shares in street name and you also wish to be able to vote at the annual meeting, you are required to obtain a proxy from your bank or broker, executed in your favor.

        If your shares are held in your name, you can vote by proxy in three convenient ways:

  •
  Via the Internet:  Go to www.proxyvote.com and follow the instructions.

  •
  By Telephone:  Call toll-free 1-800-690-6903 and follow the instructions.

  •
  By Mail:  Request a printed copy of the proxy materials disclosed in this Proxy Statement and complete, sign, date and return your proxy card in the envelope included with your printed proxy materials.

        If your shares are held in street name, the availability of telephone and internet voting will depend on the voting processes of the applicable bank or brokerage firm; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or brokerage firm. All properly executed proxies received by Neenah in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

        We are also sending the Notice and voting materials to participants in various employee benefit plans of Neenah. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plan, will vote whole shares of stock attributable to each participant's interest in the plan in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions received from the applicable plan committees.

Can I Change My Vote?

        Any stockholder of record delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia, 30005; (ii) by submitting a proxy card bearing a later date, including a proxy submitted via the Internet or by telephone; or (iii) by voting in person at the Annual Meeting. Please note, however, that any beneficial owner of our common stock whose shares are held in street name may (a) revoke his or her proxy and (b) attend and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures as then may be employed by such beneficial owner's brokerage firm or bank.

What Proposals am I being asked to vote on at the Annual Meeting and what is required to approve each proposal?

        You are being asked to vote on three proposals; (Proposal 1) the election of Class I directors, (Proposal 2) approve, by non-binding vote, Neenah's executive compensation, and (Proposal 3) ratify the appointment of our independent public accounting firm.

        In voting with regard to Proposal 1, you may vote for all nominees listed herein, withhold your vote as to all nominees or withhold your vote as to specific nominees. The vote required to approve Proposal 1 is a majority of the shares of common stock represented and entitled to vote on Proposal 1, provided a quorum is present. Votes that are withheld will be considered as shares present and entitled to vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        In voting with regard to Proposal 2, you may vote in favor of the proposal, against the proposal, or may abstain from voting. The vote required to approve Proposal 2 is majority of the shares of common stock represented and entitled to vote on Proposal 2, provided a quorum is present. Abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        In voting with regard to Proposal 3, you may vote in favor of the proposal, against the proposal, or may abstain from voting. The vote required to approve Proposal 3 is a majority of the shares of common stock represented and entitled to vote at the Annual Meeting, provided a quorum is present. Abstentions will be considered as shares present and entitled to vote for the proposal, and therefore will have the same legal effect as votes against the proposal.

        Neenah is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named as proxies to vote the shares represented thereby in their discretion.

What happens if I don't return my proxy card or vote my shares?

        If you hold your shares directly your shares will not be voted if you do not return your proxy card or vote in person at the Annual Meeting. If your shares are held in the name of a bank or brokerage firm (in "street name") and you do not vote your shares, your bank or brokerage firm can only vote your shares in their discretion upon proposals which are considered "discretionary" proposals. We believe that Proposal 3 is a discretionary proposal. Brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the broker for proposals which are considered "non-discretionary" (a "broker non-vote"). We believe Proposals 1 and 2 are non-discretionary proposals. As such, broker non-votes will be counted for the purpose of determining if a quorum is present, but will not be considered as shares entitled to vote on Proposals 1 and 2, and therefore will have no effect on the outcome of these proposals.

What happens if I sign, date and return my proxy card but do not specify how to vote my shares?

        If a signed proxy card is received which does not specify a vote or an abstention, then the shares represented by that proxy card will be voted FOR the election of all Class I director nominees described herein, FOR the approval of the Company's executive compensation, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Why haven't I received a printed copy of the Proxy Statement or annual report?

        We are choosing to follow the Securities and Exchange Commission ("SEC") rules that allow companies to furnish proxy materials to stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials, or "Notice," by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders by April 9, 2014.

Who pays for the cost of this proxy solicitation?

        We will bear the cost of preparing, printing and filing the Proxy Statement and related proxy materials. In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees, in person and by telephone or email and facsimile. We expect to retain Georgeson Inc. to aid in the solicitation at a cost of approximately $8,000, plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

When will voting results be made available?

        We will announce the final results on our web site at www.neenah.com shortly after the meeting and on Form 8-K immediately following the meeting.

BENEFICIAL OWNERSHIP

  DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2014 with respect to: (i) each of our directors; (ii) each of the named executive officers appearing elsewhere herein; and (iii) all executive officers and directors as a group, based in each case on information furnished to us by such persons. As used in this Proxy Statement, "beneficial ownership" means that a person has, as of March 31, 2014, or may have within 60 days thereafter, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power to dispose of or direct the disposition of a security.

Name	Shares Beneficially Owned(1)		Percent of Class(2)
Sean T. Erwin	18,180	(3)	*
Edward Grzedzinski	25,130	(4)	*
Steven S. Heinrichs	29,388	(5)	*
Mary Ann Leeper	20,550	(6)	*
Bonnie C. Lind	70,838	(7)	*
Timothy S. Lucas	34,220	(8)	*
John F. McGovern	4,155		*
Philip C. Moore	29,562	(9)	*
John P. O'Donnell	93,601	(10)	*
Julie A Schertell	11,319	(11)	*
Armin Schwinn	1,933		*
Stephen M. Wood	34,700	(12)	*
All directors and executive officers as a group (13 persons)	435,902		2.6

(1)
Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed. Shares of common stock held by the trustee of Neenah's 401(k) Retirement Plan and Retirement Contribution Plan for the benefit of, and which are attributable to our executive officers are included in the table.

(2)
An asterisk indicates that the percentage of common stock beneficially owned by the named individual does not exceed 1% of the total outstanding shares of our common stock.

(3)
Includes 1,570 shares of common stock subject to stock options that are exercisable by Mr. Erwin as of March 31, 2014 or within 60 days thereafter and (ii) 1,610 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2014.

(4)
Includes (i) 10,455 shares of common stock subject to stock options that are exercisable by Mr. Grzedzinski as of March 31, 2014 or within 60 days thereafter and (ii) 1,610 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2014.

(5)
Includes 6,966 shares of common stock subject to stock options that are exercisable by Mr. Heinrichs as of March 31, 2014 or within 60 days thereafter.

(6)
Includes (i) 8,505 shares of common stock subject to stock options that are exercisable by Dr. Leeper as of March 31, 2014 or within 60 days thereafter and (ii) 1,610 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2014.

(7)
Includes 14,868 shares of common stock subject to stock options that are exercisable by Ms. Lind as of March 31, 2014 or within 60 days thereafter.

(8)
Includes (i) 21,655 shares of common stock subject to stock options that are exercisable by Mr. Lucas as of March 31, 2014 or within 60 days thereafter and (ii) 1,610 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2014.

(9)
Includes (i) 17,025 shares of common stock subject to stock options that are exercisable by Mr. Moore as of March 31, 2014 or within 60 days thereafter and (ii) 1,665 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2014.

(10)
Includes 29,831 shares of common stock subject to stock options that are exercisable by Mr. O'Donnell as of March 31, 2014 or within 60 days thereafter.

(11)
Includes 4,733 shares of common stock subject to stock options that are exercisable by Ms. Schertell as of March 31, 2014 or within 60 days thereafter.

(12)
Includes (i) 18,345 shares of common stock subject to stock options that are exercisable by Dr. Wood as of March 31, 2014 or within 60 days thereafter and (ii) 1,610 shares of common stock issuable upon conversion of restricted stock units that are vested or will vest within 60 days of March 31, 2014.

  THIRD PARTIES

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2013 for each person known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Blackrock, Inc.	1,468,290	(1)	8.9%
40 East 52nd Street New York, NY 10022
Allianz Global Investors U.S. Holdings LLC	1,081,946	(2)	6.5%
680 Newport Center Drive, Suite 250 Newport Beach, CA 92660

(1)
The amount shown and the following information is derived from the Schedule 13G filed by BlackRock, Inc. on January 17, 2014, reporting beneficial ownership as of December 31, 2013. Of the 1,468,290 shares shown, BlackRock, Inc. has sole dispositive power and sole voting power over all shares.

(2)
The amount shown and the following information is derived from the Schedule 13G filed by Allianz Global Investors U.S. LLC, NFJ Investment Group LLC and Allianz Global Investors Europe GmbH, on February11, 2014, each of which does not affirm the existence of a group, reporting beneficial ownership as of December 31, 2013. Of the 1,081,946 shares shown, NFJ Investment Group LLC has sole dispositive power and sole voting power over 980,810 shares, Allianz Global Investors U.S. LLC has sole dispositive power and sole voting power over 65,374 shares and Allianz Global Investors Europe GmbH has sole dispositive power and sole voting power over 35,762 shares.

ELECTION OF DIRECTORS (ITEM 1)

        The Board currently consists of eight members divided into two classes of three directors and one class of two directors. The directors in each class serve three year terms, with the terms of the Class I directors expiring at the 2014 Annual Meeting. The Board has nominated Timothy S. Lucas, Philip C. Moore and John P. O'Donnell, each a current director of Neenah, for re-election as Class I directors at the 2014 Annual Meeting. If elected, the nominees will serve a three-year term expiring at the 2017 Annual Meeting of Stockholders and until his successor has been duly elected and qualified.

        Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

        If any incumbent nominee for director in an uncontested election should fail to receive the required affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, under Delaware law the director remains in office as a "holdover" director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office or death. In the event of a holdover director, the Board of Directors in its discretion may request the director to resign from the Board. If the director resigns, the Board of Directors may immediately fill the resulting vacancy, allow the vacancy to remain open until a suitable candidate is located and appointed or adopt a resolution to decrease the authorized number of directors.

        The Board unanimously recommends that the stockholders vote "FOR" the proposal to elect Timothy S. Lucas, Philip C. Moore and John P. O'Donnell as Class I directors for a three-year term expiring at the 2017 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

        Set forth below is certain information as of March 31, 2014, regarding the three nominees and each director continuing in office, including their ages, principal occupations (which have continued for at least the past five years unless otherwise noted), current Board experience and participation, and how the background, experience and qualification of each nominee and director make them well suited to serve on Neenah's Board.

Information Regarding Directors Nominated for Reelection

        Timothy S. Lucas, CPA, born in 1946, has served as an independent consultant on financial reporting issues practicing as Lucas Financial Reporting since 2002. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board ("FASB"), where he was the Director of Research and Technical Activities, and Chairman of the FASB's Emerging Issues Task Force. Mr. Lucas has served as a director of Neenah since November 30, 2004. Mr. Lucas received his BA in Economics and BS in Accounting from Rice University and his Master of Accounting from the Jesse H. Jones Graduate School, Rice University. Mr. Lucas' experience at FASB and his educational background make him an effective member of Neenah's Board.

        Philip C. Moore, born in 1953, is Senior Vice President, Deputy General Counsel and Corporate Secretary of TD Bank Group, Toronto, Canada. Mr. Moore joined TD Bank Group in May, 2013, prior to which he had been a partner at McCarthy Tétrault LLP, Canada's national law firm where he practiced corporate and securities law, with particular emphasis on corporate governance and finance, mergers and acquisitions and other business law issues. He has been involved in many corporate mergers, acquisitions, dispositions and reorganizations, as well as capital markets transactions in a variety of industries and geographies. Mr. Moore has extensive experience in corporate transactions involving the pulp and paper industries. Mr. Moore has been awarded the designation "Chartered Director" from the Directors College, Canada's leading director education program run by McMaster University and the Conference Board of Canada. He has advised on the design and implementation of numerous executive compensation plans, as well as on executive compensation governance matters. Before joining TD Bank Group, Mr. Moore was with McCarthy Tétrault LLP since 1988, before which he practiced law in Toronto, Canada and Sydney, Australia. From 1994 until 2000 he was a director of Imax Corporation and is currently a director of a number of private corporations. Mr. Moore has served as a director of Neenah since November 30, 2004. Mr. Moore received his BA from McMaster University and his LLB from Queen's University. Mr. Moore's educational background and extensive experience in corporate governance and business law makes him an effective member of Neenah's Board.

        John P. O'Donnell, born in 1960, is President and Chief Executive Officer of the Company. Prior to being CEO, Mr. O'Donnell served as Chief Operating Officer of the Company and President, Fine Paper. Mr. O'Donnell was employed by Georgia-Pacific Corporation from 1985 until 2007 and held increasingly senior management positions in the Consumer Products division. Mr. O'Donnell served as President of the North American Retail Business from 2004 through 2007, and as President of the North American Commercial Tissue business from 2002 through 2004. Mr. O'Donnell received his BS from Iowa State University. Mr. O'Donnell has served as a director of Neenah since November 2010. Mr. O'Donnell's extensive experience in the paper and consumer products industries, and his leadership positions in the Company, make him an effective member of Neenah's Board.

Class II Directors—Term Expiring at the 2015 Annual Meeting

        Mary Ann Leeper, Ph.D., born in 1940, retired from The Female Health Company as Senior Strategic Advisor, effective December 31, 2013. She stepped down as its President and Chief Operating Officer in May 2006; a position she held since 1996. Dr. Leeper was President and Chief Operating Officer of The Female Health Company Division of the Wisconsin Pharmacal Company from 1994 to 1996, and held other senior positions from 1987 to 1994 in the Wisconsin Pharmacal Company (renamed The Female Health Company in 1996). Dr. Leeper served as a Director of The Female Health Company from 1987 to 2013. Dr. Leeper was an Adjunct Professor at the University of Virginia's Darden Graduate School of Business MBA program from 2001 to 2012. She held senior positions at G D Searle, was Assistant Professor at Temple University Schools of Pharmacy and Medicine, as well as a biochemist for Wyeth Laboratories and McNeil Laboratories. Dr. Leeper's educational background includes a B.S., Drexel University; M.S., Temple University, M.M., Northwestern University and Ph.D. from Temple University. Dr. Leeper has served as a director of Neenah since November 30, 2004. In May 2013, Dr. Leeper was elected as Presiding Director (Senior Non-Executive Director) of Neenah. Dr. Leeper's educational background and her experience as senior executive of a technical manufacturing company makes her an effective member of Neenah's Board.

        Stephen M. Wood, Ph.D., born in 1946, is Chairman of the Board for FiberVisions Corporation which is a leading global manufacturer of synthetic fibers for consumer products, construction and industrial applications. Dr. Wood was President and Chief Executive Officer of FiberVisions from 2006 to 2012. Dr. Wood is also Chairman of the Board of ESFV which is a global joint Venture with JNC Corporation, a leading Japanese Chemical Company. From 2001 to 2004, Dr. Wood served as President and Chief Executive Officer of Kraton Polymers, a specialties chemical company, and Chairman and Representative Director of JSR Kraton Elastomers, a Japanese joint venture company. Prior to this Dr. Wood was President of the Global Elastomers business of Shell Chemicals, Ltd., and a Vice President of that company. Dr. Wood was also elected International President of the International Institute of Synthetic Rubber Producers. Dr. Wood has a BSc in Chemistry and a Ph.D. in Chemical Engineering from Nottingham University, United Kingdom and is a graduate of the Institute of

Chemical Engineers. Dr. Wood has served as a director of Neenah since November 30, 2004. Dr. Wood's educational background and his experience as a senior executive of a chemical manufacturing company provides the knowledge base and experience to make him an effective member of Neenah's Board.

Class III Directors—Term Expiring at the 2016 Annual Meeting

        Sean T. Erwin, born in 1951, is the Chairman of our Board of Directors. Mr. Erwin served as the Company's President and Chief Executive Officer from 2004 through May 2011. Prior to the spin-off of Neenah from Kimberly-Clark Corporation on November 30, 2004 (the "spin-off"), Mr. Erwin had been an employee of Kimberly-Clark since 1978, and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark's Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark in the spin-off. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin received his BS in Accounting and Finance from Northern Illinois University. Mr. Erwin currently serves as a director of Carmike Cinemas, Inc. Mr. Erwin has served as a director of Neenah since November 30, 2004. Mr. Erwin's extensive experience as former CEO of the Company and his vast industry experience and leadership positions make him an effective member of Neenah's Board.

        John F. McGovern, born in 1946, is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, Georgia. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as a director of NewPage Corporation and Xerium Technologies, Inc. where he serves as audit committee chairman. Mr. McGovern also served as a director of GenTek, Inc. from 2003 to 2009, Maxim Crane Works Holdings, Inc. from 2005 to 2008, and Collective Brands Inc. from 2003 to 2012. From 2006 to 2010 Mr. McGovern served as lead director of Neenah's Board for all executive sessions of non-management directors. Mr. McGovern has served as a director of Neenah since January 10, 2006. Mr. McGovern received his BS from Fordham University. Mr. McGovern's extensive experience as the senior financial executive of a multi-national paper products company and his experience as an executive in the financial services industry as well as his experience on other public company boards make him an effective member of Neenah's Board.

        Edward Grzedzinski, born in 1955, served as the Chief Executive Officer of NOVA Information Systems from 1993 to 2001, and Vice Chairman of US Bancorp from November 2001 to 2004. Mr. Grzedzinski has over 25 years of experience in the electronic payments industry and was a co-founder of NOVA Information Systems in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until April 2005. Mr. Grzedzinski has served as a director of Marlin Business Services since May of 2005 and Neenah Paper since November 30, 2004. Mr. Grzedzinski's experience as chief executive officer and chairman of a financial services company and experience on other boards makes him an effective member of Neenah's Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, which we refer to as the Nominating Committee. The Company's Corporate Governance Policies provide that all directors are expected to regularly attend and participate in Board and Committee meetings and encourage the directors to attend the Company's Annual Meeting. In 2013 our Board held seven formal meetings. All of our directors attended more than 75% of the meetings of the Board and meetings of the committees of which he or she is a member. Neenah holds regularly scheduled executive sessions of non-management directors and the independent directors hold executive sessions at least once every year without management or the non-executive directors present. Seven of the Company's directors were in attendance at the 2013 Annual Meeting.

        The following table describes the current member of each of the committees and the number of meetings held during fiscal 2013:

	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Philip C. Moore	X		Chair
Timothy S. Lucas	Chair*
Mary Ann Leeper		Chair
Edward Grzedzinski		X
John F. McGovern		X	X
Stephen M. Wood	X		X

Number of Meetings	7	4	5

*
The Board has determined, based on his experience at the FASB, that Mr. Lucas is an audit committee financial expert within the meaning of the SEC's rules.

Audit Committee

        The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange ("NYSE") and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of SEC. The Audit Committee has been established in accordance with applicable rules promulgated by the NYSE and SEC. The Audit Committee assists the Board in monitoring:

  •
  the quality and integrity of our financial statements;

  •
  our compliance with ethical policies contained in our Code of Business Conduct and Ethics and legal and regulatory requirements as well as the administration of our policy regarding related party transactions;

  •
  the independence, qualification and performance of our registered public accounting firm;

  •
  the performance of our internal auditors; and

  •
  related party transactions.

        The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

Nominating and Corporate Governance Committee

        The Nominating Committee is comprised solely of directors who meet the NYSE independence requirements. The Nominating Committee:

  •
  oversees the process by which individuals are nominated to our Board;

  •
  reviews the qualifications, performance and independence of members of our Board;

  •
  reviews and recommends policies with respect to composition, organization, processes and practices of our Board, including diversity; and

  •
  identifies and investigates emerging corporate governance issues and trends that may affect us.

        The Nominating Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

Compensation Committee

        The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a "nonemployee director" under the Exchange Act, and meet the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee:

  •
  reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

  •
  approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board;

  •
  makes recommendations to our Board with respect to our equity-based plans and executive incentive compensation plans; and

  •
  reviews with management and approves awards under our long-term incentive-compensation plans and equity-based plans.

        The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com.

        Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

CORPORATE GOVERNANCE

Board Leadership

        The Board selects from among its members the Chairman of the Board. The Board also elects the Chief Executive Officer of the Company and Presiding Director. The current Board Leadership is as Follows:

Chief Executive Officer:	John P. O'Donnell
Chairman of the Board:	Sean T. Erwin
Presiding Director:	Mary Ann Leeper

        The Board believes that at this time it is appropriate for Sean T. Erwin to serve as the Chairman while John P. O'Donnell serves as Chief Executive Officer and a member of the Board. Mr. Erwin's position as Chairman and Mr. O'Donnell's position as both CEO and a Director provides a continuity of leadership between the senior executive team and the Board and enhances the corporate governance environment of the Board. In addition, in May of 2013 the Board appointed Mary Ann Leeper to serve as the Presiding Director to chair all meetings of the independent directors.

Independent Directors

        Our Amended and Restated Bylaws provide that a majority of the directors on our Board shall be independent and currently six out of our eight directors are independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide for independence standards consistent with NYSE listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director's immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. Having six out of eight independent directors provides Neenah with a sufficient level of oversight, governance and independence without unduly limiting the senior executives from acting in the best interest of the Company and its shareholders. As of the date of the Annual Meeting in 2014, Mr. Erwin will be three years removed from his retirement as Chief Executive Officer of the Company, at which time he will become an independent director. As such, the Board will not appoint a Presiding Director after that date.

        In evaluating the independence of our independent directors, the Board also considered whether any of the independent directors had any material relationships with Neenah and concluded that no such material relationship existed that would impair their independence. See "Approval of Related Party Transactions" below. In making this determination, the Board relied both on information provided by our directors as well as information developed internally by Neenah. As is currently the case, immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Nominating Committee and the Board have affirmatively determined that six of the Company's eight directors do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards, Securities and Exchange Commission ("SEC") rules and regulations and our Corporate Governance Policies. Neenah's independent directors are Mary Ann Leeper, Stephen M. Wood, John F. McGovern, Edward Grzedzinski, Timothy S. Lucas and Philip C. Moore. Mr. Erwin will become an independent director in May of 2014.

Nomination of Directors

        The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Nominating Committee has adopted, and the Board has ratified, the "Neenah Paper, Inc. Policy Regarding Qualification and Nomination of Director Candidates."

        The Nominating Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, education, background and global markets.

        Qualified candidates for director are those who, in the judgment of the Nominating Committee, possess all of the following personal attributes and a sufficient mix of the following experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of view-points, special business experience and expertise. When the Nominating Committee reviews a potential new candidate, the Nominating Committee looks specifically at the candidate's qualifications in light of the needs of the Board and our company at that time, given the then current mix of director attributes. Although the Company does not have a specific Board diversity policy, the Nominating Committee looks at the diversity of experience, background and Board composition in recommending director candidates as required by the Nominating Committee's charter.

        The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating Committee members; (ii) other directors of Neenah; (iii) management of Neenah; and (iv) stockholders of Neenah. The Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

        The Nominating Committee will consider nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of Neenah of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received by Neenah not less than 50 days nor more than 75 days prior to the Annual Meeting, or if Neenah gives less than 60 days' notice of the meeting date, the notice of nomination must be received within 10 days after the Annual Meeting date is announced.

        To recommend a nominee, a stockholder should write to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Any such recommendation must include:

  •
  the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

  •
  a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

  •
  a description of all arrangements or understandings between the stockholder and each nominee; and

  •
  the candidate's consent to serve as a director if elected.

        Once director candidates have been identified, the Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Nominating Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chairman of the Board, the Chief Executive Officer and at least one member of the Nominating Committee. The full Board will be kept informed of the candidate's progress. Using input from such interviews and other information obtained by the Nominating Committee, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

        Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating Committee based on each director's satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed.

        All of the current nominees for director are current members of the Board. Based on the Nominating Committee's evaluation of each nominee's satisfaction of the qualifications described above and their performance as directors in 2013, the Nominating Committee determined to recommend the three directors for re-election. The Nominating Committee has not received any nominations from stockholders for the Annual Meeting.

Corporate Governance Policies

        We have adopted the Neenah Paper, Inc. Corporate Governance Policies that guide the Company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. Copies of the Corporate Governance Policies are available on our website at www.neenah.com.

Code of Business Conduct and Ethics

        We have adopted the Neenah Paper, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a "code of ethics" as defined by SEC rules and regulations. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com.

Risk Oversight

        The Board participates in risk oversight through the Company's Enterprise Risk Evaluation conducted by our Chief Financial Officer and General Counsel, in conjunction with the Company's senior management team. Annual findings are reported to the Audit Committee pursuant to the requirements of its charter and the full Board reviews an annual report of the findings as required by our Corporate Governance Policies.

Communications with the Board of Directors

        We have established a process for interested parties to communicate with members of the Board, including non-management members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issue with regard to our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non-management directors, send these matters in writing to c/o General Counsel, Neenah Paper, Inc., Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy and procedures for processing Board communications for all interested parties can be found on our website at www.neenah.com under the link "Investor Relations—Corporate Governance—Board of Directors—Board Communications Policy."

Approval of Related Party Transactions

        The charter of the Audit Committee requires that the Audit Committee review and approve any transactions that would require disclosure under SEC rules and regulations. To help identify related party transactions and relationships, each director and named executive officer, as such term is used is "Additional Executive Compensation Information—Summary Compensation Table," completes a questionnaire on an annual basis that requires the disclosure of any transaction or relationships that the person, or any member of his or her immediate family, has or will have with the Company. Additionally, the Company's Code of Business Conduct and Ethics prohibits related party transactions and requires that any employee with knowledge of such a transaction provide written notice of the relationship or transaction to the Company's General Counsel. Neither Neenah nor the Board is aware of any matter in 2013 that required the review and approval of the Audit Committee in accordance with the terms of the charter.

Stockholder Rights Plan

        The Company's stockholder Rights Agreement is scheduled to expire on November 30, 2014. The Board has no current plan to extend or amend the existing agreement, or to put a new plan in place. The Company will evaluate the need for such a plan in the future as such need may arise.

2013 DIRECTOR COMPENSATION

        The Compensation Committee has responsibility for evaluating and making recommendations to the Board of Directors regarding compensation for our nonemployee directors.

        Each of our directors who are not employees receives the following compensation:

Item	Amount
Annual cash retainer	$36,000
Board and committee meeting fee	$1,500 per meeting
Annual value of equity grant	$50,000(1)
Additional cash retainers for Committee and Board Chairs:
• Board Chairman	$25,000
• Audit Committee Chairman	$10,000
• Compensation Committee Chairman	$10,000
• Nominating Committee Chairman	$5,000

(1)
(choice of 100% restricted stock units or 50% restricted stock units / 50% non-qualified stock options)

        In 2013 all of the directors elected to receive 100% RSUs, which grant was a total of 1,610 shares. The number of stock options and RSUs granted to nonemployee directors is calculated annually using a modified Black Scholes formula used to provide a total equity value equal to the annual retainer fee in the same manner as used to calculate grants for Company employees under the Long-Term Compensation Plan ("LTCP"). Stock Options, when granted, become fully vested and exercisable on the first anniversary of the date of grant. The RSUs become fully vested and convert to shares of our common stock on the first anniversary of the date of grant. Employee directors receive no additional compensation and no perquisites for serving on our Board. Neenah also established the Neenah Paper Directors' Deferred Compensation Plan (the "Directors' Plan"), which enables each of our nonemployee directors to defer a portion of their cash compensation and RSU awards. In 2013 Mr. McGovern participated in the Director's Plan.

        Each of our nonemployee directors are required to own Company stock equal to two times their annual cash retainer. The valuation of restricted stock and options owned by our directors is calculated pursuant to the same guidelines detailed in this Proxy Statement for our named executive officers. All of our nonemployee directors met or exceeded the guidelines as of December 31, 2013.

        The following table shows the total compensation paid to each of our nonemployee directors in 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Sean T. Erwin	71,500	50,023		121,523
Edward Grzedzinski	51,500	50,023	—	101,523
Mary Ann Leeper	56,000	50,023	—	106,023
Timothy S. Lucas	67,000	50,023	—	117,023
John F. McGovern	55,500	50,023	—	105,523
Philip C. Moore	73,000	50,023	—	123,023
Stephen M. Wood	63,000	50,023	—	113,023

(1)
Amounts reported in this column represent the grant date fair value of the 2013 RSU award granted to each director, calculated in accordance with Financial Accounting Standards Board

  Statement ASC Topic 718 ("ASC 718"), excluding any estimate of forfeitures related to service-based conditions. Due to restrictions imposed by Canadian law, Mr. Moore is not able to receive a quarterly cash dividend on his RSUs. In lieu of receiving such dividends, Mr. Moore is granted additional RSUs on the date of each dividend payment and in value to the cash dividend that he would have received. Mr. Moore received 37 of these RSUs in 2013.

(2)
Amounts reported in this column represent the grant date fair value with respect to stock options granted to each director, calculated in accordance with ASC 718, excluding any estimate of forfeitures related to service-based vesting conditions. The value reported in this column was determined using a Black-Scholes stock option valuation model. See Note 8 to our audited Financial Statements included in our 2013 Annual Report on Form 10-K for the assumptions used in valuing and expensing these stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following section presents an analysis, summary and overview of our compensation policies and programs, including material decisions made under those policies and programs in setting the compensation levels for 2013 for our "named executive officers" listed below. Following this section under the heading "Additional Executive Compensation Information" we have included certain tables where you will find detailed compensation information for the named executive officers. This section is intended to provide additional details regarding Neenah's compensation practices, as well as the information and process used to create and implement our compensation program for our named executive officers and our other executive officers.

  Named Executive Officers

  •
  John P. O'Donnell, President and Chief Executive Officer

  •
  Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer

  •
  Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary

  •
  Julie A. Schertell, Senior Vice President and President-Fine Paper and Technical Products U.S.

  •
  Armin Schwinn, Senior Vice President and Managing Director of Neenah Germany

Compensation Objectives and Philosophy

        Neenah's compensation policies are designed to accomplish the following key objectives:

  •
  Reward executives for long-term achievement of our strategic objectives and enhancement of stockholder value;

  •
  Support a performance oriented work environment that rewards achievement of identified internal goals and recognizes the Company's performance against that of the market and selected peer companies; and

  •
  Attract and retain leaders whose abilities are essential to Neenah's long-term success and competitiveness.

        We believe that executive compensation, both long-term and short-term, should be directly linked with performance. Our measures of performance are keyed off of individual responsibilities, Neenah's operational and financial goals and the creation of shareholder value.

        Decisions made concerning the total compensation package for our executives take into consideration the individual executive's level of responsibility within Neenah, the performance of Neenah relative to internal targets and peer companies, and the creation of long term shareholder value. We strive to achieve a balanced and competitive compensation package through a mix of base salary, performance-based cash bonuses, long-term equity based incentives and awards, deferred compensation plans, pension plans and welfare benefits.

Our Compensation-Setting Process

  Role of Compensation Committee

        The Compensation Committee is responsible for carrying out the Board's responsibilities for determining the compensation for our named executive officers. In that capacity, the Compensation Committee (1) annually reviews and approves the corporate goals and objectives relating to our executive compensation programs; (2) evaluates performance against those goals and objectives; and (3) approves the compensation payable to our named executive officers.

  The Role of Shareholder Say-on-Pay Votes

        The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of shareholders held on May 28, 2013, approximately 96% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee considered these results and believes the voting results reflect strong shareholder support for the Company's approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes in order to understand the environment of future compensation decisions for the named executive officers.

  Use of Compensation Consultants

        The Compensation Committee charter grants the Compensation Committee authority to independently retain compensation consultants, and in 2013 the Compensation Committee again engaged Hugessen Consulting Inc. ("Hugessen") to provide it with independent advice and assistance in its deliberations regarding compensation matters. Hugessen reviewed the information provided by management and assisted the Compensation Committee in assessing 2013 compensation for Neenah's named executive officers. In addition, Hugessen provided input to assist the Compensation Committee in establishing the 2013 targeted compensation levels and performance criteria under the Company's incentive plans.

        The Compensation Committee must pre-approve any additional work of a material nature assigned to its consultants and will not approve any such work that, in its view, could compromise Hugessen's independence as advisor to the Committee. Hugessen does not provide any other services to Neenah. Decisions made by the Compensation Committee are the responsibility of the Committee and reflect factors and considerations in addition to the information and recommendations provided by Hugessen.

        In 2013 Neenah retained Meridian Compensation Partners, LLC ("Meridian") to advise management and the Compensation Committee on developments relating to executive compensation generally, provide support to management and the Compensation Committee in their ongoing assessment of the effectiveness of Neenah's compensation policies and programs and review materials prepared by management related to benchmarking and plan designs.

        In 2013, the Compensation Committee, in accordance with SEC rules, considered the independence factors having to do with consultant conflicts of interest and determined that the work of the compensation consultants did not raise any conflicts of interest.

  Role of Executive Officers

        At the request of the Compensation Committee, our President and Chief Executive Officer, along with our Vice President-Human Resources, make recommendations to our Compensation Committee regarding base salary and target levels for our annual performance bonuses and long-term equity compensation for our executive officers. Mr. O'Donnell is not involved in setting or approving his own compensation levels. These recommendations are based on the philosophy and analysis described in this Compensation Discussion and Analysis section of this Proxy Statement.

  Peer Comparison

        To assist in evaluating and determining levels of compensation in 2013 for each element of pay, the Compensation Committee reviewed various sources of data prepared by management and reviewed by Meridian including:

  •
  Proxy data collected and analyzed from a peer group of 14 companies in the paper, packaging, and base materials and specialty chemical industries similar in size to Neenah (the "Peer Group"). In 2013 the Peer Group consisted of the following companies:

— AEP Industries Inc.	— Omnova Solutions, Inc
— Buckeye Technologies, Inc.	— P.H. Glatfelter Company
— Clearwater Paper Corporation	— Quaker Chemical Corp
— Headwaters, Inc.	— RTI International Metals Inc.
— Innospec, Inc.	— Schweitzer-Mauduit International, Inc.
— Kapstone Paper & Packaging Corp	— Wausau Paper Corporation
— Myers Industries Inc.	— Zep, Inc.
  •
  Data collected from Equilar's database using a broad industry cut of manufacturing companies with revenues between $500 million and $1.5 billion.

        To develop market figures, compensation opportunities for the named executive officers were compared to the compensation opportunities for similarly situated executives in comparable positions. Hugessen reviewed the results of these analyses and provided feedback to the Compensation Committee in connection with their review of competitive pay practices.

        Neenah's management and the Compensation Committee do not believe that it is appropriate to establish compensation levels based solely on peer comparisons or benchmarking; however, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Management and the Compensation Committee believe that information regarding pay practices at other companies is useful to confirm that our compensation practices are competitive in the marketplace.

  Targeted Compensation Levels

        The Compensation Committee establishes targeted total compensation levels based upon performance objectives for our executive officers eligible to receive an annual cash bonus opportunity under the Management Incentive Plan ("MIP") and the equity awards under the Long-Term Compensation Plan ("LTCP") as authorized by the Omnibus Plan. In making these determinations, our Compensation Committee is guided by the compensation philosophy described below. Our Compensation Committee also considers historical compensation levels, pay practices at companies in the Peer Group and the relative compensation among Neenah's senior executive officers. The Compensation Committee also considers industry conditions, corporate performance versus peer companies and the overall effectiveness of Neenah's compensation program in achieving desired performance levels.

        As targeted total compensation levels are determined, our Compensation Committee also determines the portion of total compensation that will be contingent, performance-based pay. Performance-based pay includes cash awards under our MIP program and equity awards under our LTCP, which may be earned based on the Company's achievement of performance goals and whose value depends upon long-term appreciation in stock price.

        Neenah's compensation philosophy is intended to provide competitive pay within the relevant market by targeting the total compensation opportunities and to reward the executives for short term and long term performance through an overall compensation mix that is targeted to include a minimum of 50% performance based compensation for named executive officers. Our Chief Executive Officer's compensation in 2013 was 70% performance based at target levels.

Compensation Components

        Our executive compensation includes the base components described below, each of which is designed to accomplish specific goals of our compensation philosophy described above. In connection with our discussion of each of such base components, the following questions will be addressed:

  •
  Why Neenah chooses to pay each of the base components;

  •
  How Neenah determines the amount of the various base components;

  •
  How each component fits into Neenah's overall compensation scheme and supports Neenah's compensation philosophy.

  Base Salary

        Base salary is a critical element of executive compensation because it provides our executives with a base level of monthly income. Individual base salaries for our named executive officers are generally determined by comparing total compensation opportunities within the Peer Group as discussed above. Salary increases, if any, are reviewed and approved by the Compensation Committee on an annual basis. Factors considered in base salary increases include the Company's performance over the past year, changes in individual executive responsibility and any shift in the position of base salary together with all other compensation as indicated by our analysis of the Peer Group.

        This approach to base salary supports our compensation philosophy. The Compensation Committee has determined that setting NEO base salaries at this level allows Neenah to be competitive in attracting and retaining talent, while at the same time a substantial portion of the executive's overall compensation is performance based, thus aligning the executive's and stockholders' interests.

  2013 and 2014 Base Salary Decisions

        After discussing the individual performance, experience, scope of responsibilities, and Mr. O'Donnell's recommendations for the other NEOs, the Compensation Committee established the base salaries for each NEO in January of 2013. In general, any increases in base pay are intended to be competitive with the market and take into consideration the individual performance and scope of responsibilities of each NEO.

        The following table provides the base salary received by each named executive officer for 2013.

	2012 Base Salary	2013 Base Salary	% Increase
O'Donnell	$525,000	$600,000	14%
Lind	$330,000	$330,000	0%
Heinrichs	$290,000	$290,000	0%
Schertell	$280,000	$300,000	7%
Schwinn	€225,000	€235,000	4%

        Base salaries for our named executive officers for 2014 were approved by the Compensation Committee in January of 2014. Mr. O'Donnell's 2014 base salary was increased to $625,000. Ms. Lind's 2014 base salary was increased to $346,000. Mr. Heinrichs' 2014 base salary was increased to $310,000.

Ms. Schertell's 2014 base salary was increased to $336,000. Base salary was not increased for Mr. Schwinn in 2014.

  Annual Performance Bonuses

        Annual cash incentive bonus opportunities are awarded under the MIP, and are based on our achievement of performance goals established in the beginning of each calendar year. MIP target bonuses are established as a percentage of base salary with a target bonus ranging from 40% to 80% for named executive officers. The Compensation Committee annually approves the target bonus range based on data provided from the market surveys as previously described and based on the experience and knowledge of the executive and the quality and effectiveness of their leadership within Neenah as determined by the Compensation Committee. The amount of the actual MIP bonus may be adjusted up or down from the target bonus based on Neenah's year-end results (as measured by the objective and subjective criteria set forth in the MIP plan for the applicable year, as previously approved by the Compensation Committee). Actual MIP payments can range from 0-200% of the target bonus for our chief executive, legal, and financial officers, and 0-250% for the business unit leaders, depending on whether the results fall short of, achieve or exceed the identified performance goals.

        Under the MIP, the Compensation Committee generally sets a range of possible payments from zero to a maximum percentage of the target award based on its belief that no bonus should be earned if performance is below established thresholds and its determination that the top end of the range should provide an appropriate incentive for management to achieve exceptional performance. Under the MIP, specific performance measures and thresholds are determined by the Compensation Committee in consultation with Mr. O'Donnell, based on key metrics that support the achievement of Neenah's short-term and long-term strategic objectives.

        Annual performance bonuses support our compensation philosophy in that they: (i) reward Neenah's executives for meeting and exceeding goals that contribute to Neenah's short-term and long-term strategic plan and growth; (ii) promote a performance-based work environment; and (iii) serve as a material financial incentive to attract and retain executive talent.

  2013 Annual Performance Bonus Awards

        For 2013, the Compensation Committee approved target bonuses for our named executive officers as a percentage of base salary with a target bonus ranging from 40% to 80% as follows:

2013 TARGET MIP (% of Base Salary)
O'Donnell	80%
Lind	55%
Heinrichs	50%
Schertell	50%
Schwinn	40%

        The performance goals for the 2013 MIP program were set based on the following performance criteria and the relative weighting set forth below: (i) adjusted corporate earnings before interest, income taxes, depreciation and amortization ("Corporate EBITDA"), which is calculated as net income plus income tax expenses, plus depreciation expense and amortization expense for intangibles, plus amortization expense for stock options and restricted stock units adjusted for any one time events outside of the ordinary course of business, (ii) business unit earnings before interest and taxes

("EBIT") for our Fine Paper and Technical Products business units, and (iii) progress achieved in implementing the Company's strategic plan as follows:

	Corporate EBITDA	Business Unit EBIT	Strategic Initiatives
O'Donnell	75%	—	25%
Lind	75%	—	25%
Heinrichs	75%	—	25%
Schertell	25%	50%	25%
Schwinn	25%	50%	25%

        Each goal was set at levels that both the Compensation Committee and management believed to be challenging but attainable, and achievements would reflect significant performance by the Company. On a stand-alone basis, MIP EBITDA could have yielded a payout from 0% at threshold, 100% at target and 200% at outstanding, and business unit EBIT could have yielded a payout from 0% at threshold, 100% at target and 300% at maximum, based on year-end results. In 2012 the Company increased the potential maximum payout for a limited number of participants in the plan by increasing the maximum payout percentage on business unit EBIT to 300%. This increase is consistent with our desire to incentivize and reward significant growth in profits. The strategic plan objective was paid out at 100% of target reflecting performance in acheiving a set of strategic objectives considered critical for long-term growth. The results included organic growth in high value categories, the successful acquisition and integration of the Southworth brands, and other strategic corporate initiatives.

        The performance goals and results for each of the financial metrics in 2013 were as follows:

Metric ($MM)	Threshold	Target	Outstanding	Maximum	2013 Results	Payout %
MIP EBITDA	96.0	118.7	131.1	N/A	119.3	106%
Fine Paper EBIT	46.0	57.7	62.0	66.4	59.8	149%
Tech Products EBIT	28.7	35.8	41.2	46.6	32.7	71%

        Based on the process described above, MIP payments were awarded as follows:

	2013 MIP at Target	2013 MIP at Actual	% of Target Earned
O'Donnell	$480,000	$501,600	104.5%
Lind	$181,500	$189,668	104.5%
Heinrichs	$145,000	$151,527	104.5%
Schertell	$150,000	$189,000	126.0%
Schwinn	€94,000	€81,780	87.0%

  Long-Term Equity Compensation

        Long-term equity incentives under the LTCP consist of stock options and performance share units, granted on an annual basis, with stock option awards representing approximately 30% of the total value of the equity incentive awards and performance shares representing approximately 70% of the total value of the equity award granted to an executive officer for that year. This reflects the Company's desire to emphasize the performance based incentives in the LTCP. The total target LTCP grants are set at the beginning of the year for each named executive officer at a minimum of 40% of the executive's base salary. The Company grants 100% of the options in conjunction with the first Board meeting of each fiscal year. Each year the Compensation Committee reviews and approves a target number of performance share units for each of our named executive officers and each other participant in the LTCP plan. The number of units actually earned by each participant is determined by the Company's corporate performance. The range of possible awards is set by the Compensation

Committee based on its: (i) belief that a minimal award shall be granted if the performance measures are significantly below target levels; and (ii) determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance.

        The combination of stock options and performance share units focuses our executives on Neenah's financial performance and increasing shareholder value. It is aligned with and supports our stock ownership policy. Long-term incentives also help retain employees during the performance periods.

  2013 LTCP Awards

        For 2013, the Compensation Committee approved equity grants under the LTCP for our named executive officers with target values ranging from 40% to 150% of base salary pay as follows:

2013 LTCP (% of base Salary)
O'Donnell	150%
Lind	75%
Heinrichs	65%
Schertell	60%
Schwinn	40%

        For each of our named executive officers, the value was divided into awards of non-qualified stock options and a target number of performance share units, with 70% of the value in performance share units and 30% of the value in options. The range of possible awards under the LTCP was selected to tie a substantial percentage of their compensation to Neenah's performance.

        The number of stock options to be awarded to each named executive officer in 2013 was determined by dividing the value of the portion of the LTCP award to be awarded as stock options (determined by the Compensation Committee as described above) by the fair value of one stock option (determined using a modified Black- Scholes formulas as modeled by Meridian), and then rounded to the nearest hundred to produce the number of shares subject to the applicable option award. Each grant of options made in 2013 vests in increments of 33.34%, 33.33% and 33.33% over a three year period, with vesting occurring on each anniversary of the applicable grant and a ten year term to exercise. The process described above resulted in grants of options in 2013 to purchase the following options:

2013 Options
O'Donnell	24,100
Lind	6,600
Heinrichs	5,000
Schertell	4,800
Schwinn	3,300

        The target number of performance share units to be awarded to each named executive officer in 2013 was determined by dividing the value of the portion of the LTCP award to be awarded as performance share units (determined by the Compensation Committee as described above) using fair market value of the stock price as of the date of grant, and then rounded to the nearest hundred shares. The target number of 2013 performance share units are increased or decreased (to an amount equal to between 40% to 200% of the target number) prior to being converted to actual shares after a two year holding period. After the end of the performance period, the adjustment of the target number of shares will be calculated based on the Company's achievement of performance goals relative to the following equally weighted criteria: year over year growth in corporate sales, year over year growth in return on invested capital, free cash flow as a percentage of Net Sales and relative total shareholder return ("Relative TSR"). The Relative TSR (including dividend yield), is compared against the Russell 2000 Value Index. The payout levels for the performance share unit metrics include a 0% payout below threshold, 100% payout at target, and 200% payout at outstanding. The specific targets and results in 2013 were as follows:

Metric	Threshold	Target	Outstanding	2013 Results	Payout %
Payout (as a % of Target)	0%	100%	200%
Return on Capital	Increase of 50 basis points	Increase of 80 basis points	Increase of greater than 150 basis points	Increase of 32 basis points	0%
Growth in Corporate Sales	0% growth	3% growth	More than 6% growth	3.9%	128%
Free Cash Flow as % of Sales	4%	5%	6%	6.9%	200%
Relative Total Shareholder Return	3rd Quartile	Median	Top Quartile	Mid 2nd Quartile	163%
Aggregate Payout Percentage					123%

        Based on the process described above and our performance against the targets noted, performance share unit ("PSU") grants were awarded as follows:

	2013 PSUs at Target	2013 PSUs Granted	% of Target Earned
O'Donnell	20,200	24,846	123%
Lind	5,500	6,765	123%
Heinrichs	4,200	5,166	123%
Schertell	4,000	4,920	123%
Schwinn	2,800	3,444	123%

        The earned shares are now in a two year hold period and are still subject to forfeiture based on continued employment. All shares are scheduled to be released to active participants on December 31, 2015.

  Retirement Benefits

        We maintain the Neenah Paper Retirement Contribution Plan (the "Retirement Contribution Plan"), which is a tax-qualified defined contribution plan for employees, including Mr. O'Donnell, Mr. Heinrichs, and Ms. Schertell, who are ineligible to participate in the Pension Plan, the Supplemental Pension Plan and the German Pension Plans. Further, we maintain a supplemental retirement contribution plan (the "Supplemental RCP") which is a non-qualified defined contribution plan which is intended to provide a tax-deferred retirement savings alternative for amounts exceeding Internal Revenue Code limitations on qualified plans. Additional information regarding the Supplemental RCP can be found in the 2013 Nonqualified Deferred Compensation table later in this

Proxy Statement. We also maintain the Neenah Paper 401(k) Plan (the "401(k) Plan"), which is a tax-qualified defined contribution plan available to all of Neenah's U.S. employees, and the Neenah Paper Deferred Compensation Plan (the "Deferred Compensation Plan"), which is a non-qualified deferred compensation plan for our executive officers. The Deferred Compensation Plan enables our executive officers to defer a portion of annual cash compensation (base salary and non-equity awards under our MIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. Additional information regarding the Deferred Compensation Plan can be found in the 2013 Nonqualified Deferred Compensation table later in this Proxy Statement.

        We also maintain the Neenah Paper Pension Plan, a tax-qualified defined benefit plan (the "Pension Plan") and the Neenah Paper Supplemental Pension Plan, a non-qualified defined benefit plan (the "Supplemental Pension Plan") which provide tax-deferred retirement benefits for certain of our employees, including Ms. Lind, who was employed by Kimberly-Clark (our predecessor company prior to being spun-off) prior to December 31, 1996. Mr. O'Donnell, Mr. Heinrichs, Ms. Schertell, and Mr. Schwinn do not participate in these plans. Mr. Schwinn participates in an individual pension agreement with the Company which provides pension benefits based on earnings and service, an additional pension plan which provides benefits based on the Company's and the employee's contribution, and a supplemental executive retirement pension agreement, which provides benefits in addition to the two base plans if certain amounts are exceeded (collectively, the "German Pension Plans"). Additional information regarding the Pension Plan, the Supplemental Pension Plan and the German Pension Plans can be found in the 2013 Pension Benefits table later in this Proxy Statement.

        Neenah and the Compensation Committee believe that the Pension Plan, Supplemental Pension Plan, German Pension Plans, Retirement Contribution Plan, Supplemental RCP, Deferred Compensation Plan and 401(k) Plan are core components of our compensation program. The plans are competitive with plans maintained by our peer companies and are necessary to attract and retain top level executive talent. Additionally, the plans support the long-term retention of key executives by providing a strong incentive for the executive to remain with Neenah over an extended number of years.

  Severance Payments

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers (except for Mr. Schwinn who is covered by an individual employment agreement, the terms of which are described in detail below), and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree welfare benefits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000).

        Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. These benefits are intended to recruit and retain key executives and provide continuity in Neenah's management in the event of a change in control. We believe the Executive Severance Plan is consistent with similar plans maintained by our peer companies and therefore is a core component of our compensation program necessary to attract and retain key executives. In 2011 the Compensation Committee closed the excise gross up provision of the Executive Severance Plan to new participants and determined that it would phase out the excise tax gross up provision in the Executive Severance Plan over time for the current named executive officers.

        Mr. Schwinn does not participate in the Executive Severance Plan. He is covered by a separate employment agreement which provides a twelve month notice period from the end of the calendar year. Mr. Schwinn's equity grants contain change in control provisions that provide for vesting and payments for his 2012 and 2013 LTCP performance shares. The equity awards contain provisions that are similar to the U.S. provisions in the case of illness, accident or death. In addition, Mr. Schwinn's employment contract provides for salary continuation to him or his surviving family members for a period of three months in the case of illness, accident or death.

Timing of Compensation

        Base salary adjustments, if any, are made by our Compensation Committee at the first meeting of each fiscal year (with the adjustments effective as of January 1 of that same year). Stock option grants and performance share unit target levels and awards are made in the manner described above. We do not coordinate the timing of equity awards with the release of non-public information. The exercise price of the stock options is established at the fair market value of the closing price of our stock on the date of the grant.

Tax and Accounting Consideration

        In general, the tax and accounting treatment of compensation for our named executive officers has not been a core component used in setting compensation. In limited circumstances we do consider such treatment and attempt to balance the cost to Neenah against the overall goals we intend to achieve through our compensation philosophy. In particular, our intent is to maximize deductibility of our named executive officers' compensation under Code Section 162(m) while maintaining the flexibility necessary to appropriately compensate our executives based on performance and the existing competitive environment. The MIP and LTCP programs are performance based and are designed to be fully deductible under Code Section 162(m).

Stock Ownership Guidelines

        The Compensation Committee has adopted stock ownership guidelines to foster long-term stock holdings by company leadership. These guidelines create a strong link between stockholders' and management's interests. Named executive officers are required to own a designated multiple of their respective annual salaries.

Stock Ownership Multiple of Salary
O'Donnell	6x
Lind	3x
Heinrichs	2x
Schertell	2x
Schwinn	2x

        Each of the named executive officers is required to hold at least 50% of their annual performance share grants until they reach the ownership guidelines. The following holdings are counted toward fulfilling guidelines, with each being valued using our stock price as of December 31 of each year; (i) stock held in the 401(k) plan, other deferral plans, outright or in brokerage accounts; (ii) performance share units or restricted stock units earned but not vested or not paid out; and (iii) 'in the money' value of vested or unvested stock options. Penalties for failure to meet the guidelines include payment of MIP compensation in Neenah stock and reduction of LTCP compensation. All of our named executive officers met or exceeded the guidelines as of December 31, 2013.

Clawback Policy

        The Compensation Committee adopted a "clawback policy" for all executives and other employees participating in our MIP program concerning the future payment of MIP payments and long term equity grants under the LTCP program. This new policy gives the Board the authority to reclaim certain overstated payments made to Neenah employees due to materially inaccurate results presented in the Company's audited financial statements.

Hedging Policy

        Our insider trading policy provides that directors, officers and employees are prohibited from engaging in short sales and buying or selling puts or calls or other derivative securities of Neenah. Directors and officers are also prohibited from holding Neenah securities in a margin account or pledging Neenah securities as collateral for a loan.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee oversees Neenah's compensation policies and programs on behalf of the Board. In fulfilling this responsibility, the Compensation Committee has reviewed and discussed with Neenah's management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on such review and discussions, the Compensation Committee recommended to Neenah's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee:
Philip C. Moore, Chairman
John F. McGovern
Stephen M. Wood

ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 2)

        Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement (commonly referred to as "Say-on-Pay").

        We encourage stockholders to review the Compensation Discussion and Analysis ("CD&A") section of this proxy statement. Our executive compensation program has been designed to pay for performance and align our compensation programs with business strategies focused on long-term growth and creating value for stockholders while also paying competitively and focusing on total compensation. The Company's executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company's executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders' long-term interests without promoting excessive risk. We feel this design is evidenced by the following:

  •
  A majority of our executives' compensation is directly linked to our performance and the creation of shareholder value. The overall compensation mix is targeted to include at least 50% performance based compensation for the named executive officers with a higher percentage of our CEO's compensation being performance based. In 2013 70% of our CEO's compensation was performance based at target levels.

  •
  Our long-term incentive awards are exclusively in the form of performance share units and stock options and all of our incentive plans have capped payouts.

  •
  LTCP grants are split with 70% of the total value of the awards granted as performance share units with a three-year vesting period, and 30% as stock options with annual vesting over a three-year period. This reflects the Company's desire to emphasize performance based incentives. For our performance share units, we use objective performance metrics closely tied to financial performance and shareholder value, such as increasing return on invested capital, revenue growth, cash flow generation and relative total shareholder return. In 2013 LTCP grants were awarded at 123% of target based on achieved growth in corporate sales, free cash flow as a percent of sales and total shareholder return.

  •
  Our short-term incentive plan (MIP) also is based on a pay-for-performance philosophy, with target bonus opportunities ranging from 40% to 80% of base salary based on improvements in corporate and business unit profits and successful execution of strategic objectives. In 2013, executives received a payment of 87% to 126% of target as a result of increases in corporate EBITDA, business unit EBIT and the successful execution of strategic plan objectives.

  •
  Base salaries for our named executive officers are consistent with the Peer Group analysis as fully disclosed in the CD&A.

  •
  We have meaningful stock ownership requirements for our named executive officers.

  •
  Except for Mr. Schwinn, our foreign based named executive officer, we do not have employment agreements or other individual arrangements with our named executive officers that provide for a specified term of employment, compensation terms or specific benefits upon a termination of employment.

  •
  Benefits are payable under our Executive Severance Plan only on a double trigger basis (i.e., following both a change in control and a qualifying termination of employment).

  •
  The Compensation Committee is advised by an independent compensation consultant who keeps the Compensation Committee apprised of developments and best practices.

  •
  The Company has a clawback policy which allows the Company to recoup awards if payment or vesting was based on financial criteria that are later deemed to be materially inaccurate.

    The Board strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

      RESOLVED, that the stockholders approve the compensation of the Company's named executive officers as described in this proxy statement under "Executive Compensation", including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

        Because the vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

        The Board of Directors unanimously recommends that the stockholders vote "FOR" the approval of the Company's executive compensation.

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

        The following table reflects compensation paid to or earned by our named executive officers for services rendered during 2013, 2012 and 2011 and:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John P. O'Donnell	2013	600,000	724,170	237,367	501,600	—	111,986	2,175,123
President and	2012	525,000	551,650	1,306,618	653,231	—	88,503	3,125,002
Chief Executive Officer	2011	473,863	565,240	142,955	452,025	—	76,802	1,710,885
Bonnie C. Lind	2013	330,000	197,175	65,348	189,668	77,002	8,883	868,076
Senior Vice President, Chief	2012	330,000	259,600	53,592	322,616	595,585	9,263	1,570,656
Financial Officer and Treasurer	2011	315,000	253,142	62,909	213,098	438,548	7,350	1,290,047
Steven S. Heinrichs	2013	290,000	150,570	49,972	151,527	—	49,598	691,667
Senior Vice President, General	2012	290,000	197,945	40,600	257,741	—	38,761	825,047
Counsel and Secretary	2011	290,000	188,510	46,569	178,352	—	41,585	745,016
Julie A. Schertell	2013	300,000	143,400	47,089	189,000	—	51,685	731,174
Senior Vice President, and	2012	280,000	175,230	36,540	327,950	—	37,582	857,302
President—Fine Paper and	2011	264,000	156,194	39,216	180,576	—	35,462	675,448
Technical Products U.S.
Armin Schwinn(6)	2013	323,501	100,380	32,674	112,578	219,584	9,024	797,741
Senior Vice President, and	2012	297,343	120,065	30,229	113,226	314,378	8,662	878,847
Managing Director—Neenah	2011	269,228	118,492	33,420	109,845	168,747	8,404	704,946
Germany

(1)
Amounts shown reflect the aggregate grant date fair value with respect to performance share units, restricted stock units and restricted stock granted pursuant to our Omnibus Plan, all disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts for represent the grant date fair value of the awards on the date of the grant in accordance with ASC 718. The grant date fair value of the stock awards is equal to the fair market value of the underlying common stock on the date of grant. See Note 8 to the audited Financial Statement included in our 2013 Annual Report on Form 10-K for the assumptions used in valuing the performance share units.

(2)
Amounts shown reflect the aggregate grant date fair value with respect to stock options granted pursuant to our Omnibus Plan, disregarding any estimates of forfeitures related to service-based vesting conditions. The amounts represent grant date fair value of the options on the date of the grant in accordance with ASC 718. The grant date fair value of the option awards is determined using the Black-Scholes option valuation model. See Note 8 to the audited Financial Statement included in our 2013 Annual Report on Form 10-K for the assumptions used in valuing the stock options. For Mr. O'Donnell in 2012 this amount includes $1,193,750 for the value of the special option grant. The exercise price of the options is $24.09, which is the closing price of the company stock on the date of grant, January 25, 2012. 100% of the options will be earned, vest and be exercisable on December 31, 2016 if, during the 5-year period from the Grant Date to the Vesting Date, Neenah Stock achieves annualized total shareholder return ("TSR") of 11% or above, but if 100% of the options have not been earned as set out above, (i) 25% of the options will nonetheless have been earned and will vest and be exercisable on December 31, 2016 if, during the time period from the Grant Date to a measurement date occurring at the end of the last 90 trading days of 2014, Neenah Stock achieves annualized TSR of 11% or above, and (ii) 25% of the options will nonetheless have been earned and will vest and be exercisable on December 31, 2016 if, during the time period from the Grant Date to a measurement date occurring at the end of the last 90 trading days of 2015, Neenah Stock achieves annualized TSR of 11% or above. All options that are earned as set out above will fully vest and become exercisable on December 31, 2016, and have a 10-year term ending December 31, 2021. All options which have not been earned as set out above by December 31, 2016 shall expire and terminate. The material conditions to vesting and exercise are set forth in greater detail in the Form 8-K filed by the company dated January 31, 2012.

(3)
Amounts shown reflect annual performance bonuses earned in the fiscal year and paid in the following year, and are described in detail in the portion of our Compensation Discussion and Analysis, captioned "2013 Annual Performance Bonus Awards."

(4)
Amounts shown reflect the aggregate change during the year in the actuarial present value of accumulated benefit under our Pension Plan and Supplemental Pension Plan. The large variability in value year-to-year is caused, for the most part, by changes in the discount rates used to calculate the value from year to year, and not any increase or change in the pension plan for any individual named executive officer. Messrs. Heinrichs, O'Donnell and Ms. Schertell do not participate in any of the defined pension plans.

(5)
"All Other Compensation" includes Neenah's contribution to the 401(k) account of each of our named executive officers. The amounts shown for Messrs. Heinrichs, O'Donnell and Ms. Schertell also include Neenah's contribution to their accounts in the Retirement Contribution Plan and Supplemental Retirement Contribution Plan. The amounts shown for Ms. Lind and Mr. Heinrichs include expenses for an annual physical. The totals shown for Messrs. O'Donnell, Heinrichs, and Ms. Schertell in 2013, 2012, and 2011 include expenses for tax preparation and financial planning. All amounts shown for Mr. Schwinn are for an annual car allowance.

(6)
Mr. Schwinn's compensation has been converted from Euros to US Dollars as follows; December 31, 2011 conversion of Euros to US Dollars at 1 to 1.2921, December 31, 2012 conversion of Euros to US Dollars at 1 to 1.3215, and December 31, 2013 conversion of Euro to US Dollars at 1 to 1.3766.

2013 Grants of Plan Based Awards

        The following table contains information relating to the plan based awards grants made in 2013 to our named executive officers under the Omnibus Plan and is intended to supplement the 2013 Summary Compensation Table listed above.

									All Other Option Awards (3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Exercise or Base Price of Option Award ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Principal Position	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)
John P. O'Donnell	MIP	01/29/2013	0	480,000	960,000
President and Chief	Performance Units	01/29/2013				8,080	20,200	40,400			724,170
Executive Officer	Stock Options	01/29/2013							24,700	31.23	237,367
Bonnie C. Lind	MIP	01/29/2013	0	181,500	363,000
Senior Vice President,	Performance Units	01/29/2013				2,200	5,500	11,000			197,175
Chief Financial Officer	Stock Options	01/29/2013							6,800	31.23	65,348
and Treasurer
Steven S. Heinrichs	MIP	01/29/2013	0	145,000	290,000
Senior Vice President,	Performance Units	01/29/2013				1,680	4,200	8,400			150,570
General Counsel and	Stock Options	01/29/2013							5,200	31.23	49,972
Secretary
Julie A. Schertell	MIP	01/29/2013	0	150,00	375,000
Senior Vice President,	Performance Units	01/29/2013				1,600	4,000	8,000			143,400
and President—Fine	Stock Options	01/29/2013							4,900	31.23	47,089
Paper and Technical
Products U.S.
Armin Schwinn	MIP	01/29/2013	0	118,935	297,338
Senior Vice President,	Performance Units	01/29/2013				1,120	2,800	5,600			100,380
Managing Director—	Stock Options	01/29/2013							3,100	31.23	32,674
Neenah Germany

(1)
Reflects the range of potential annual incentive bonus payments that could have been earned by each named executive officer under Neenah's MIP in 2013. The actual bonuses earned in 2013 are reflected in the Summary Compensation Table above under the caption "Non-Equity Incentive Plan Compensation." For more information regarding annual incentive bonus opportunities, see the discussion in the Compensation Discussion and Analysis. The value of Mr. Schwinn's incentive bonus payment has been converted from Euros to US Dollars using a December 31, 2013 conversion of Euro to US Dollars at 1 to 1.3766.

(2)
Reflects the range of potential performance share units that may be earned by each named executive officer, based on the Company's level of achievement of performance goals in 2013 and total shareholder return relative to a peer group for the performance period ending December 31, 2013. For more information regarding the performance share units, including how the number of performance share units awarded was determined and the vesting terms applicable to such units, see the discussion in the Compensation Discussion and Analysis. Outstanding restricted share units receive dividends at the same rate as other stockholders.

(3)
The stock options vest as to one-third of the shares on each of the first three anniversaries of the grant date.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2013.

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested	Market Value of shares or Units of Stock	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John P. O'Donnell	10,000	0	0	32.55(9)	10/31/2017
President and Chief	8,800	0	0	25.70(4)	01/29/2018
Executive Officer	8,800	0	0	17.98(5)	07/27/2018
	27,700	0	0	7.41(6)	01/28/2019
	27,700	0	0	8.99(7)	07/28/2019
	7,666	3,834	0	19.25(12)	01/27/2021
	3,266	1,634	0	22.44(14)	05/18/2021
	4,633	9,267	0	24.09(13)	01/24/2022
	0	125,000	0	24.09(15)	01/24/2022
	0	24,700	0	31.23(17)	01/28/2023
						25,330(10)	1,083,364
						20,200(11)	863,954
Bonnie C. Lind	7,650	0	0	25.70(4)	01/29/2018
Senior Vice President,	7,650	0	0	17.98(5)	07/27/2018
Chief Financial Officer	8,033	0	0	8.99(7)	07/28/2019
and Treasurer	8,200	4,100	0	13.38(8)	01/27/2020
	2,566	5,134	0	19.25(12)	01/27/2021
	0	6,600	0	24.09(13)	01/24/2022
	0	6,800	0	31.23(17)	01/29/2023
						15,816(10)	450,282
						8,000(11)	227,760
Steven S. Heinrichs	2,650	0	0	33.19(1)	02/20/2015
Senior Vice President,	3,100	0	0	36.15(2)	02/06/2017
General Counsel and	3,100	0	0	37.58(3)	08/06/2017
Secretary	0	1,901	0	19.25(12)	01/27/2021
	1,666	3,334	0	24.09(13)	01/24/2022
		5,200	0	31.23(17)	01/28/2023
						9,089(10)	388,737
						4,200(11)	179,634
Julie A. Schertell	0	1,601	0	19.25(12)	01/27/2021
Senior Vice President, and	0	3,000	0	24.09(13)	01/24/2022
President—Fine Paper and		4,900		31.23(17)	01/28/2023
Technical Products U.S.						8,046(10)	344,127
						4,000(11)	171,080
Armin Schwinn,	1,150	0	0	35.92(16)	10/10/2016
Senior Vice President,	750	0	0	36.15(2)	02/06/2017
Managing Director	750	0	0	37.58(3)	08/06/2017
—Neenah Germany	0	1,234	0	19.25(12)	01/27/2021
	0	2,067	0	24.09(13)	01/24,2022
	0	3,400	0	31.23(17)	01/28/2023
						5,513(10)	235,791
						2,800(11)	119,756

(1)
These options were granted on February 21, 2005, and vested as follows: 33.34% on February 21, 2006 and 33.33% on both February 21, 2007 and February 21, 2008. These options were converted to stock appreciation rights on January 29, 2009.

(2)
These options were granted on February 7, 2007, and vested as follows: 33.34% on February 7, 2008 and 33.33% on both February 7, 2009 and February 7, 2010. These options were converted to stock appreciation rights on January 29, 2009.

(3)
These options were granted on August 7, 2007 and vested as follows: 33.34% on August 7, 2008 and 33.33% on both August 8, 2009 and August 7, 2010. These options were converted to stock appreciation rights on January 29, 2009.

(4)
These options were granted on January 30, 2008 and vested as follows: 33.34% on January 30, 2009, and 33.33% on both January 30, 2010 and January 30, 2011. These options were converted to stock appreciation rights on January 29, 2009.

(5)
These options were granted on July 28, 2008 and vested as follows: 33.34% on July 28, 2009, and 33.33% on both July 28, 2010 and July 28, 2011.

(6)
These options were granted on January 29, 2009, and vested as follows: 33.34% on January 29, 2010 and 33.33% on both January 29, 2011 and January 29, 2012.

(7)
These options were granted on July 28, 2009, and vested as follows: 33.34% on July 28, 2010 and 33.33% on both July 28, 2011 and July 28, 2012.

(8)
These options were granted on January 28, 2010, and vested as follows: 33.34% on January 28, 2011 and 33.33% on both January 28, 2012 and January 28, 2013.

(9)
These options were granted when Mr. O'Donnell was hired by Neenah on November 1, 2007 and vested as follows: 33.34% on November 1, 2008 and 33.33% on both November 1, 2009 and November 1, 2010.

(10)
These performance share units target levels were set on January 25, 2012 and were earned and vested on December 31, 2012, based on the Company's achievement of performance goals relating to return on invested capital and total shareholder return during the performance period ending December 31, 2012. These performance share units are subject to a two year hold requirement after vesting.

(11)
These performance share units target levels were set on January 29, 2013 and were earned and vested on December 31, 2013, based on the Company's achievement of performance goals relating to return on invested capital and total shareholder return during the performance period ending December 31, 2013. These performance share units are subject to a two year hold requirement after vesting.

(12)
These options were granted on January 28, 2011 and vest as follows: 33.34% on January 28, 2012 and 33.33% on both January 28, 2013 and January 28, 2014.

(13)
These options were granted on January 25, 2012 and vest as follows: 33.34% on January 25, 2013 and 33.33% on both January 25, 2014 and January 25, 2015.

(14)
These options were granted when Mr. O'Donnell was promoted to President and Chief Executive Officer and vest as follows: 33.34% on May 18, 2012, and 33.33% on both May 18, 2013 and May 18, 2014.

(15)
These options were granted to Mr. O'Donnell on January 25, 2013 and vest as further described in the CD&A section of the Company's 2012 Proxy Statement under the title "2012 CEO Special Option Grant" and footnote 2 to the Summary Compensation Table in this Proxy Statement.

(16)
These options were granted to Mr. Schwinn at the acquisition of Neenah Germany on October 11, 2006 and vested as follows: 33.34% on October 11, 2007 and 33.33% on both October 11, 2008 and October 11, 2009.

(17)
These options were granted on January 29, 2013, and vested as follows: 33.34% on January 29, 2014 and 33.33% on both January 29, 2015 and January 29, 2016.

Option Exercises and Stock Vested in 2013

        The following table sets forth information regarding stock awards vested for our named executive officers in 2013.

	Option Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John P. O'Donnell	32,900	795,546	33,650	1,439,211
Bonnie C. Lind	93,998	814,653	15,816	676,450
Steven S. Heinrichs	73,815	1,152,474	11,778	503,745
Julie A. Schertell	8,516	197,621	9,759	417,392
Armin Schwinn	5,499	69,966	7,403	316,626

(1)
Reflects the market value of the shares on the vesting date.

(2)
These shares represent the vesting of the Performance Share Units granted to each of our named executive officer in January of 2011, which vested on December 31, 2013, after a one year performance and two year holding period.

Pension Plans

        The Neenah Paper Pension Plan is a broad-based, tax-qualified defined benefit pension plan, which provides a benefit upon retirement to eligible employees of the Company. The Neenah Paper Supplemental Pension Plan is a non-qualified defined benefit pension plan which covers pay and benefits above the qualified limits in the Pension Plan. The compensation covered by these defined benefit plans includes the salary and non-equity incentive payments set forth above in the Summary Compensation Table. Under our Pension Plan an employee is entitled to receive an annual standard benefit based on years of service and integrated with social security benefits. The Code generally places limits on the amount of pension benefits that may be paid from the tax qualified Pension Plan. However, we will pay any participant in our Supplemental Pension Plan the amount of the benefit payable under the Pension Plan that is limited by the Code.

        Retirement benefits for participants in the Pension Plan who have at least five years of service may begin on a reduced basis at age 55 or on an unreduced basis at the normal retirement age of 65. Unreduced benefits also are available (i) for participants with ten years of service at age 62 or as early as age 60 with thirty years of service and (ii) as described below, for certain involuntary terminations. Ms. Lind, our Chief Financial Officer, is eligible for early retirement on a reduced basis. None of our other named executive officers currently is eligible for retirement under our Pension Plan or Supplemental Pension Plan.

        The normal form of benefit is a single-life annuity payable monthly and other optional forms of benefit are available including a joint and survivor benefit. Accrued benefits under our Supplemental Pension Plan will, at the participant's option, either be paid as monthly payments in the same form as the retirement payments from the Pension Plan or as an actuarially determined lump sum payment upon retirement after age 55.

        Mr. Schwinn participates in an individual pension agreement with the Company which provides pension benefits based on earnings and service, an additional pension plan which provides benefits based on the Company's and the employee's contribution, and a supplemental executive retirement pension agreement, which provides benefits in addition to the two base plans if certain amounts are exceeded (collectively, the "German Pension Plans").

        For a discussion of how we value these obligations and the assumption we use in that valuation, see Note 8 to our financial statements included in our 2013 Annual Report on Form 10-K. For purposes of determining the present value of accumulated benefits, we have used the normal retirement age under the plans, which is 65.

2013 Pension Benefits

        The following table sets forth information as of December 31, 2013 regarding accumulated benefits to our named executive officers under our Pension Plan, Supplemental Pension Plan and German Pension Plans.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)
Bonnie C. Lind	Neenah Paper Pension Plan	32.0	1,170,736
	Neenah Paper Supplemental
	Pension Plan	32.0	1,547,235
Armin Schwinn(3)	German Pension Plan	18.0	1,006,999
	German Additional
	Pension Plan	18.0	91,313
	Gessner Pension Plan	18.0	236,486

(1)
Includes years of service credited for employment with Kimberly-Clark prior to Neenah's spin-off for Ms. Lind and years of service for Mr. Schwinn related to employment with companies acquired by Neenah as part of its acquisition of Neenah Germany.

(2)
For a description of the assumptions applied in determining the present value of accumulated benefits reported above, see Note 7 to the audited Financial Statements included in our 2013 Annual Report on Form 10-K.

(3)
Mr. Schwinn participates exclusively in German Pension Plans. The value of these plans has been converted from Euros to US Dollars using a December 31, 2013 conversion of Euro to US Dollars at 1 to 1.3766.

2013 Nonqualified Deferred Compensation

        The Supplemental RCP is a nonqualified excess benefit and supplemental retirement plan pursuant to which the Company provides additional retirement benefits to certain highly compensated employees. These Company contributions are intended to provide contributions to those individuals whose benefits under tax-qualified programs are restricted by the limitations permitted by the Internal Revenue Code. Contributions are held for each participant in either an excess benefit or supplemental benefit unfunded separate account. Participant accounts are credited with earnings, gains and losses based on the rate of return of investment funds selected by the participant, which the participant may elect to change in accordance with the participant's elections under the Supplemental RCP. Payments can be tied to termination of employment, including retirement, and would be paid in lump sum. If a participant dies before receiving the full value of their account balance, the participant's beneficiary would receive the remainder of the benefit in one lump sum payment. All accounts would be immediately distributed upon a change in control, subject to a 10% reduction in a current participant's account and a 5% reduction in an account for a retired participant. The Deferred Compensation Plan enables our executive officers to defer a portion of annual cash compensation (base salary and non-equity awards under our MIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. Named executive officer participation in the Supplemental RCP and the Deferred Compensation Plan in 2013 is as follows:

Name	Executive Contributions in last Fiscal Year(1)	Company Contributions in last Fiscal Year(1)	Aggregate Earnings in last Fiscal Year	Aggregate Withdrawal/ Distributions	Aggregate Balance at Last Fiscal Year
John P. O'Donnell	0	$82,354	$34,059	0	$286,841
President and Chief
Executive Officer
Steven S. Heinrichs	0	$21,956	$7,846	0	$116,290
Senior Vice President,
General Counsel and Secretary
Julie A. Schertell	0	$25,174	$10,657	0	$69,871
Senior Vice President,
—Fine Paper and Technical
Products U.S.

(1)
None of our named executive officers elected to defer compensation in 2013 under the Deferred Compensation Plan

(2)
Amounts are reported as 2013 compensation in the "All Other Compensation" column of the Summary Compensation Table.

Potential Payments Upon Termination

        Except for Mr. Schwinn as noted in footnote 8 below, we do not have employment agreements or other individual arrangements with our named executive officers that provide for specific benefits upon a termination of employment. In general, upon termination of employment, an executive officer will receive compensation and benefits for which he or she has already vested. This includes accrued but unpaid salary, accrued and unused vacation pay, and payments and benefits accrued under our broad-based benefit programs. The following section describes certain payments and benefits that would be payable to our named executive officers in the event of their involuntary termination in connection with a change-in-control of Neenah, or other involuntary termination.

  Involuntary Termination in Connection with a Change in Control

        The Neenah Paper Executive Severance Plan (the "Executive Severance Plan") covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer's employment by Neenah without "cause" or by the officer for "good reason" (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change in control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree medical credits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000). Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. The Executive Severance Plan has been designed to limit exposure for any "parachute" excise taxes; but if such excise taxes apply, we will reimburse the officer on an after-tax basis for any excise taxes incurred by that executive due to payments received under the Executive Severance Plan.

        The following table shows the payments that would be made to each of our named executive officers under the Executive Severance Plan in connection with a change-in-control termination.

Payments(8)	John P. O'Donnell	Bonnie C. Lind	Steven S. Heinrichs	Julie A. Schertell
Severance(1)	2,160,000	1,023,000	870,012	900,000
Prorata Non-Equity Incentive Payment(2)	480,000	181,500	145,002	150,000
Unvested Stock Option Spread(3)	2,916,507	221,031	166,963	150,219
Unvested Restricted Stock(4)	2,146,027	799,157	609,687	554,555
LTCP Payment	0	0	0	0
Retirement Benefit Payment(5)	182,115	706,141	66,240	72,090
Welfare Benefit Values(6)	48,121	48,121	48,121	48,121
Outplacement	50,000	50,000	50,000	50,000
Excise Tax & Gross-Up(7)	2,659,335	0	0	0

Aggregate Payments	10,642,105	3,028,950	1,956,025	1,924,985

(1)
Severance payment equal to two times the sum of the executive's annual base salary at the time of the termination plus the target bonus.

(2)
The Target Non-Equity Incentive Payment is prorated for the number of days in the calendar year prior to termination due to assumed termination on December 31, 2013.

(3)
Total value of unvested stock option spread and unvested restricted stock that would become vested upon a change in control assuming a share price of $42.77 and a change-in-control date of December 31, 2013.

(4)
All unearned target performance share units vest upon a change-in-control event. Amounts are based on target 2013 and 2013 performance share unit grants.

(5)
Actuarial value attributable to retirement benefits.

(6)
Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for two years post-termination.

(7)
Gross-up payments covering the full cost of applicable excise taxes under Code sections 280G and 4999. In 2011 the Compensation Committee closed the plan to new participants and determined that it would phase out the excise tax gross up provision in the Executive Severance Plan for the current named executive officers.

(8)
Mr. Schwinn does not participate in the Neenah Paper Executive Severance Plan. He is covered by a separate employment agreement which provides a twelve month notice period from the end of the calendar year. Mr. Schwinn's equity grants contain change in control provisions that provide for vesting and payments for his 2012 and 2013 LTCP performance shares. The value at the end of 2013 was $241,923.90. The equity awards contain provisions that are similar to the U.S. provisions in the case of illness, accident or death. In addition, Mr. Schwinn's employment contract provides for salary continuation to him or his surviving family members for a period of three months in the case of illness, accident or death.

  Other Involuntary Termination

        The Neenah Paper Severance Pay Plan (the "Severance Pay Plan") provides regular severance to our executive officers. Participation in the Severance Pay Plan is conditioned upon each participant's execution of a noncompete agreement. In the event of a qualifying termination, the Severance Pay Plan generally provides officers (including named executive officers) severance equal to one year of base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following directors served on the Compensation Committee during 2013: Messrs. Moore, McGovern and Dr. Wood. None of the members of the Compensation Committee was an officer or employee of Neenah during 2013 or any time prior thereto, and none of the members had any relationship with Neenah during 2013 that required disclosure under Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act and rules and regulations of the SEC thereunder require our directors, officers and persons who beneficially own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC rules and regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during 2013, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that Mr. Moore filed a Form 4 on March 31, 2014 representing restricted stock units granted in lieu of a quarterly cash dividend granted in 2013 and 2014.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah's financial reporting, including the performance and the independence of Neenah's independent registered public accounting firm, Deloitte & Touche LLP ("Deloitte"). On November 30, 2004, our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. The Audit Committee reviewed and discussed with management and Deloitte our audited financial statements for the fiscal year ended December 31, 2013. The Audit Committee also discussed with Deloitte the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU § 380).

        The Audit Committee received the written disclosures and other communications from Deloitte that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee, which included independence considerations. The Audit Committee reviewed the audit and non-audit services provided by Deloitte for the fiscal year ended December 31, 2013 and determined to engage Deloitte as the independent registered public accounting firm of Neenah for the fiscal year ending December 31, 2013. The Audit Committee also received and reviewed a report by Deloitte outlining communications required by NYSE listing standards describing: (1) the firm's internal quality control procedures; (2) any material issue raised by a) the most recent internal quality control review of the firm, b) peer review of the firm, or c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with issues; and (3) (to assess Deloitte's independence) all relationships between Deloitte and us.

        Based upon the Audit Committee's review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements for the year ended December 31, 2013 in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Audit Committee:
Timothy S. Lucas, Chairman Philip C. Moore Stephen M. Wood

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3)

        The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. As a matter of good corporate practice, the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since our spin-off from Kimberly-Clark Corporation in November 2004 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment. Even if the stockholders ratify the appointment, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Neenah and its stockholders.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

        The Audit Committee and the Board unanimously recommend that the stockholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm.

 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

Audit Fees

        Aggregate fees for professional services rendered for us by Deloitte & Touche LLP, the member firms of Deloitte Touche and Tohmatsu and their respective affiliates ("Deloitte & Touche") as of or for the fiscal years ended December 31, 2013 and December 31, 2012 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2012	2013
Audit Fees	$1,585,790	$1,664,982
Audit-Related Fees	0	0
Tax Fees	$35,660	0
All Other Fees	0	0

Total	$1,621,450	$1,664,982

        Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements including the audit of our internal control over financial reporting and review of quarterly reports on Form 10-Q filed by us with the SEC.

        Tax Fees were for professional services rendered to compile a summary of our existing tax accounting methods that may be impacted by the proposed Tangible Property Regulations of the Internal Revenue Service.

Policy on Audit Committee Pre-Approval

        To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly-traded company from obtaining certain non-audit services from its independent registered public accounting firm. The law also requires the audit committee of a publicly traded company to pre-approve other services provided by the independent registered public accounting firm. Pursuant to its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In its pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor's independence. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2013 and fiscal 2012, including those services described in the table above under the captions "Audit Fees".

STOCKHOLDERS' PROPOSALS FOR 2015 ANNUAL MEETING

        Proposals of stockholders, excluding nominations for the Board, intended to be presented at the 2015 Annual Meeting should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before the date that is 120 calendar days prior to the first anniversary of the date that this Proxy Statement is released to stockholders, to be eligible for inclusion in our Proxy Statement and form of proxy relating to that meeting and to be introduced for action at the 2015 Annual Meeting. In the event that the date of the 2015 Annual Meeting is changed more than thirty days from the date of this year's meeting, notice by stockholders should be received no later than the close of business on the later of the 150th calendar day prior to the 2015 meeting or the 10th calendar day on which public announcement of the date of such meeting is first made.

        Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal; (iii) the class and number of shares that are beneficially owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8; (vi) any material interest of the stockholder in the proposal; (vii) a statement in support of the proposal; and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board must comply with the procedures set forth above under "Corporate Governance—Nomination of Directors."

        The failure of a stockholder to deliver a proposal in accordance with the requirements of the preceding paragraph may result in it being excluded from our Proxy Statement and ineligible for consideration at the 2015 Annual Meeting. Further, the submission of a proposal in accordance with the requirements of the preceding paragraph does not guarantee that we will include it in our Proxy Statement or that it will be eligible for consideration at the 2015 Annual Meeting. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of the submission deadline to discuss the proposal.

 OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

        Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah and its stockholders.

HOUSEHOLDING OF NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        The SEC's proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for Notices, and if applicable, the proxy statements and annual reports, with respect to two or more stockholders sharing the same address by delivering a single Notice to those stockholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. Neenah and certain intermediaries are householding Notices, and if applicable, proxy statements and annual reports, for shareholders of record in connection with its 2015 Annual Meeting. This means that:

  •
  Only one Notice, and if applicable, proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary;

  •
  You can contact Neenah by calling 678-566-6500 or by writing to INVESTOR RELATIONS, Neenah Paper, Inc., at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005 to request a separate copy of the Notice, and if applicable, proxy statement and annual report, for the 2014 Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and

  •
  You can request delivery of a single copy of the Notice, and if applicable, proxy statement and annual report, from your bank or broker if you share the same address as another Neenah shareholder and your bank or broker has determined to household proxy materials.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NEENAH PAPER, INC. M72275-P46388 2. Proposal to approve an advisory vote on the Company's executive compensation; and 3. Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2014. For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! 01) Timothy S. Lucas 02) Philip C. Moore 03) John P. O'Donnell 1. Proposal for election of Class I Directors: Nominees: The Board of Directors recommends you vote FOR the following: ! ! ! ! ! ! The Board of Directors recommends you vote FOR the following proposals: For All Withhold All For All Except ! For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. NeeNah PaPer, INc. PreSTON rIDGe III 3460 PreSTON rIDGe rD., SUITe 600 aLPhareTTa, Ga 30005 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked. Receipt is acknowledged of the Notice of Annual Meeting of Stockholders and the Proxy Card accompanying said Notice. Each of the foregoing matters have been proposed by Neenah Paper and is not conditioned on the approval of any other matters. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

M72276-P46388 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and the 2013 Annual report to Stockholders are available at www.proxyvote.com. FOLD AND DETACH HERE ANNuAL MEETING OF STOCKHOLDERS Thursday, May 22, 2014 10:00 A.M. 3460 Preston Ridge Road Suite 600 Alpharetta, Georgia 30005 AGENDA: • Proposal for election of Class I Directors; • Proposal to approve an advisory vote on the Company's executive compensation; • Proposal to ratify Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2014; and • Other business as may properly come before the Annual Meeting (the Board of Directors is currently unaware of any other business to be presented to a vote). Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) NEENAH PAPER, INC. Proxy – Annual Meeting of Stockholders – May 22, 2014 (Solicited on Behalf of the Board of Directors) The undersigned stockholder of Neenah Paper, Inc. hereby constitutes and appoints Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer and Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of Neenah's Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Thursday, May 22, 2014 at 10:00 a.m. Eastern Time and at any adjournments thereof, upon the proposals stated on the reverse side which are more fully described in the Notice of, and Proxy Statement for, the Annual Meeting. NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Neenah Paper 401(k) Plan and the Neenah Paper Retirement Contribution Plan (093861 & 093863). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. Eastern Time on May 19, 2014 you will be treated as directing the Plan's Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote OR as indicated on the reverse side in unvoted share methodology. (Continued, and to be marked, dated and signed, on the other side)